Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-76518, No. 333-70135, No. 333-82673, No. 333-35978, No. 333-40256 and No. 333-134009 on Form S-8, No. 333-85662 on Form S-3 and No. 333-126147 on Form S-4 of our reports dated March 6, 2007, relating to the financial statements of M/I Homes, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2006 and to the references to us under the heading “Experts” in the Prospectus, which is part of Registration Statement No. 333-85662 on Form S-3 and in the Prospectus, which is part of Registration Statement No. 333-126147 on Form S-4.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio
March 6, 2007